EXHIBIT 5

November 29, 2004

Ladies and Gentlemen:

I am the General Counsel of Quixote Corporation (the “Company”), a Delaware corporation, and I am rendering this opinion in connection with the preparation of a Registration Statement on Form S-8 (“Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), in connection with the registration under the Act of 675,000 shares (the “Shares”) of the Common Stock, par value $.01-2/3 per share, of the Company to be issued pursuant to the Company’s 2001 Employee Stock Incentive Plan and the 2001 Non-Employee Director Stock Option Plan(the “Plans”).

In this connection, I have examined originals or copies identified to my satisfaction of such documents, corporate and other records, certificates, and other papers as deemed necessary to examine for purposes of this Opinion, including but not limited to the Restated Certificate of Incorporation of the Company, as amended, the By-Laws of the Company, as amended, the form of award agreements for the Plans, resolutions of the Board of Directors of the Company and the Plans.

It is my opinion that, when issued and paid for in accordance with the Plans, the Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Joan R. Riley

Joan R. Riley Esq.
General Counsel